Exhibit 99.1

MathStar, Inc. Announces Fourth Quarter Earnings and Conference Call

          HILLSBORO, Ore., Feb. 20 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq: MATH), a fabless semiconductor company specializing in high-performance programmable logic, today announced results for its fourth quarter ended December 31, 2006. For the three months ended December 31, 2006, revenues were $7,000 compared to $79,000 for the same period last year. Costs of goods sold for the three months ending December 31, 2006 included a $92,000 non-cash charge for excess and obsolete inventory associated with EDA licenses and evaluation boards. Research and development (R&D) expenses increased $1.4 million or 64 percent to $3.6 million for the three months ended December 31, 2006, from $2.2 million for the three months ended December 31, 2005. The increase was primarily the result of intellectual property purchases for the next generation of the Company’s field programmable object array (FPOA) of $1.0 million, increased engineering materials of  $0.2 million, and increased overhead costs of $0.2 million primarily due to an allocation of certain overhead costs from selling, general and administrative (SG&A). This increase was offset by lower contract engineering costs of $0.1 million. For the three months ended December 31, 2006, selling, general and administrative expenses decreased by $0.2 million or 9 percent to $2.0 million, compared to $2.2 million for the three months ended December 31, 2005. The decrease was primarily the result of an allocation of $0.2 million to R&D.

          Revenues were $53,000 for the year ended December 31, 2006 compared to $134,000 for the year ended December 31, 2005. Costs of goods sold for the year ended December 31, 2006 included a $92,000 non-cash charge for excess and obsolete inventory associated with electronic design automation (EDA) licenses and evaluation boards. For the year ended December 31, 2006, research and development costs were $13.9 million, an increase of $5.7 million or 70 percent compared to research and development costs of $8.2 million for the year ended December 31, 2005. The increase was the result of increased payroll and engineering consultant costs of $2.2 million, including $0.3 million of non-cash charges for compensation costs related to stock options and restricted stock, engineering and tapeout related expenses of $1.7 million for the Company’s first production Arrix(TM) FPOA and the purchase of intellectual property for the next generation of FPOAs, increased overhead costs of $1.0 million due to an allocation of certain overhead costs from SG&A and other R&D expense increases of $0.8 million. Selling, general and administrative costs increased $2.5 million or 38 percent to $9.1 million for the year ended December 31, 2006, from $6.6 million for the year ended December 31, 2005. The increase was primarily the result of increased staffing and increased salaries of $2.7 million (which includes $2.4 million of non-cash charges for compensation costs related to expensing of stock options and restricted stock), professional fees and outside consulting expenses of $0.5 million and other administrative expenses of $0.3 million. These increases were offset by an allocation in the year ended December 31, 2006 of certain overhead costs of $1.0 million to R&D.

          Other income for the year ended December 31, 2006 of $0.6 million consisted of interest income on invested cash balances. For the year ended December 31, 2005 other expenses included $4.4 million of interest expense associated with the convertible notes issued in April 2005 (which included the amortization of discount recorded for the value of the beneficial conversion feature and the warrants issued to the note holders and interest costs). This interest expense is partially offset by interest income on invested cash balances of $0.2 million.

          The Company’s cash used in operating activities for the year ended December 31, 2006 was $19.0 million compared to $13.7 million for the same period last year. The $5.3 million increase was primarily the result of increased R&D expenditures, building the SG&A infrastructure and costs associated with being a public company. Cash used in investing activities for the year ended December 31, 2006 was $0.4 million compared to $0.3 million for the same period last year. The cash used in investing activities for both years was for the purchase of property and equipment. Cash flow from financing activities was $12.2 million for the year ended December 31, 2006 compared to $30.1 million for the same period last year. In 2006, the Company completed a private equity placement net to the Company of $11.7 million and $0.5 million of warrants were converted to common stock. In 2005, the Company completed a public offering raising net to the Company $24.6 million and placed $5.5 million of convertible notes.

          The company will present a full business update during a conference call for interested members of the investment community at 9:30 a.m. PST on Tuesday, February 20, 2007. The dial-in numbers for the conference call are 303-262-2125 or 866-250-2351. A replay of the call will be available on the company’s Web site:  www.mathstar.com.

          About MathStar, Inc.

          MathStar is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar’s Field Programmable Object Array (FPOA) can process arithmetic and logic operations at clock rates at 1 gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar’s Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

          Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
          -0-                                                  02/20/2007
          /CONTACT:  Sean Riley of MathStar, Inc., +1-503-726-5500, or info@mathstar.com; or Jeff Hardison of McClenahan Bruer Communications, +1-503-546-1000, or jeff@mcbru.com, for MathStar, Inc./
          /Web site:  http://www.mathstar.com/